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                     Exchange Act of 1934 (Amendment No. __)

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                                 MediaBay, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
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

                                 MediaBay, Inc.
                         2 Ridgedale Avenue - Suite 300
                         Cedar Knolls, New Jersey 07927



                                September 6, 2005



Dear Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders of MediaBay, Inc. (the "Company") which will be held on Thursday, October 6, 2005 at 9:00 A.M. local time at the Company's offices located at 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927.

      The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the meeting.

      Your Board of Directors unanimously believes that the election of the nominees specified in the Proxy Statement as directors and the proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding shares of common stock are in the best interests of the Company and its shareholders and, accordingly, recommends a vote "FOR" the election of the nominees and the proposal on the enclosed proxy card.

      Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, may I urge you to complete, sign, date and return the enclosed proxy card in the envelope provided. If the address on the accompanying material is incorrect, please advise our Transfer Agent, Continental Stock Transfer & Trust Company, in writing, at 17 Battery Place, New York, New York, 10004.

      Your vote is very important, and we will appreciate a prompt return of your signed proxy card. We hope to see you at the meeting and appreciate your continued support.




                                         Sincerely yours,



                                         Joseph R. Rosetti
                                         Chairman

                                 MEDIABAY, INC.
                         2 Ridgedale Avenue - Suite 300
                         Cedar Knolls, New Jersey 07927



                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, OCTOBER 6, 2005
                              --------------------

To the Shareholders of MEDIABAY, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting ("Annual Meeting") of Shareholders of MediaBay, Inc. (the "Company") will be held on Thursday, October 6, 2005, at 9:00 A.M. local time at the Company's offices located at 2 Ridgedale Avenue - Suite 300 Cedar Knolls, New Jersey 07927, for the following purposes:

      1. To elect two Class II directors to hold office until the 2008 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

      2. To consider and vote upon a proposed amendment to the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding shares of Common Stock; and

      3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

      Only shareholders of record at the close of business on August 1, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.


                                         By Order of the Board of Directors,



                                         Joseph R. Rosetti
                                         Chairman

September 6, 2005

                                 MEDIABAY, INC.
                         2 Ridgedale Avenue - Suite 300
                         Cedar Knolls, New Jersey 07927


                              --------------------


                                 PROXY STATEMENT

                              --------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, OCTOBER 6, 2005


      This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of MediaBay, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, October 6, 2005 including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

      Management intends to mail this proxy statement and the accompanying form of proxy to shareholders on or about September 7, 2005.

      Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

      The address and telephone number of the principal executive offices of the Company are: 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927, Telephone No.: (973) 539-9528.

                      OUTSTANDING SHARES AND VOTING RIGHTS

      Only shareholders of record at the close of business on August 1, 2005 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 48,926,423 shares of the Company's common stock, no par value (the "Common Stock"), no shares of the Company's Series A Preferred Stock, no par value (the "Series A Preferred Shares"), 200 shares of the Company's Series B Preferred Stock, no par value (the "Series B Preferred Shares"), no shares of the Company's Series C Preferred Stock, no par value (the "Series C Preferred Shares") and 28,498 shares of the Company's Series D Preferred Stock, no par value (the "Series D Preferred Shares"). Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting. The holders of Series B Preferred Shares and the holders of Series D Preferred Shares do not have any voting rights, except as required by law and as provided for in the Company's Articles of Incorporation, as amended, and, accordingly, are not entitled to vote on the Proposals.

                     VOTING PROCEDURES AND PROXY INFORMATION

         The Class II directors will be elected by the affirmative vote of a plurality of the votes represented by the shares of Common Stock present in person or represented by proxy at the Annual Meeting voting as a single class, provided a quorum exists. A quorum is established if, as of the Record Date, at least a majority of the outstanding shares of Common Stock are present in person or represented by proxy at the Annual Meeting. The proposed amendment to the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding shares of Common Stock will be decided by the affirmative vote of a majority of (i) the shares of Common Stock outstanding on the Record Date and (ii) a majority of the votes represented by outstanding shares of Common Stock on the Record Date. All other matters, if any, at the meeting will be decided by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter voting as a single class, provided a quorum exists. Votes will be counted and certified by the Inspector of Election who is expected to be an employee of the Company or Continental Stock Transfer & Trust Company, the Company's transfer agent.

      In accordance with Florida law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated. Broker non-votes will have no legal effect on the election of directors, but will have the same legal effect as a vote "against" the proposal to amend the Company's Articles of Incorporation.

      The enclosed proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked as noted above.

      The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy and any additional soliciting material furnished to shareholders, will be borne by the Company. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and such persons may be reimbursed for their expenses by the Company.

      The Company has retained Innisfree M&A Incorporated ("Innisfree") to aid in the solicitation of proxies and to verify records relating to the solicitors. Innisfree will receive an engagement fee of $6,500 and reimbursement of expenses.

      Proxies may also be solicited by directors, officers or employees of the Company in person or by telephone, telegram or other means. No additional compensation will be paid to such individuals for these services.

                              ELECTION OF DIRECTORS

      The Company's By-Laws provide that the Board of Directors of the Company is divided into three classes (Class I, Class II and Class III). At each Annual Meeting of Shareholders, directors constituting one class are elected for a three-year term. At this year's Annual Meeting of Shareholders, two (2) Class II directors will be elected to hold office for a term expiring at the Annual Meeting of Shareholders to be held in 2008. It is the intention of the Board of Directors to nominate Jeffrey Dittus and Robert B. Montgomery as Class II directors. Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

      At this year's Annual Meeting of Shareholders, the proxies granted by shareholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event either or both of the nominees listed below shall be unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board of Directors. Each of the persons named below has indicated to the Board of Directors that he will be available to serve.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SPECIFIED BELOW.

      The following information is with respect to the nominees for election at this Annual Meeting of Shareholders:

                               CLASS II DIRECTORS
                                 (To be Elected)
                           (New Term Expires in 2008)

         Jeffrey Dittus, 38, has been Chief Executive Officer and a director of the Company since January 2004. From 1995 through 1998, Mr. Dittus was a senior executive with one of the world's largest direct response marketers, National Media Corporation ("National Media"). While at National Media, Mr. Dittus had direct responsibility for over 300 staff in two different countries, and built a process that streamlined the marketing process in concert with building direct marketing systems that quickly evaluated the profitability of new product launches. After leaving National Media, Mr. Dittus founded IT Capital Limited, a public company based in New Zealand, serving as its Chief Executive Officer until November 2001. Mr. Dittus returned to the United States and, in November 2001 founded a merchant banking firm Kauri Capital, serving as its managing director until January 2004. Mr. Dittus is a member of the board of directors of the Audio Publishers Association (APA), the trade organization representing the audiobook industry. Mr. Dittus is on the board of the Leukemia and Lymphoma Society. Mr. Dittus earned a B.S. degree from Pennsylvania State University in Finance and began his career with Philadelphia Bank.

      Robert B. Montgomery, 44, has been a director of the Company since June 6, 2005. Since August 2001, Mr. Montgomery has been a Partner at Achilles Partners, LLC, an advisory firm specializing in the media, communications and technology industries. Mr. Montgomery is also currently CEO of Achilles Media Ltd., a Toronto-based event management firm for television and new media industry events. In addition, since August 2000, Mr. Montgomery has served as a director of First Maximilian Associates Ltd. He holds a bachelor of arts degree from the University of Manitoba in Canada.

      The following information is with respect to incumbent directors in Class I and Class III of the Board of Directors who are not nominees for election at this Annual Meeting of Shareholders:


                                CLASS I DIRECTORS
                             (Term Expires in 2007)

      Joseph Rosetti, 71, was appointed Chairman of the Board of Directors of the Company in August 2004. Mr. Rosetti has been a director of the Company since December 2002. Mr. Rosetti is President of Safir Rosetti, an investigative and security firm owned by Omnicom Group, Inc. Prior to forming Safir Rosetti, Joseph R. Rosetti was the Vice Chairman of Kroll Associates. As Vice Chairman, he had responsibility for Corporate Security/Crisis Management, which provides industry and professional organizations with preventive measures to combat corporate and financial crimes. From 1971 to 1987 he had worldwide responsibility at IBM for security programs in physical security, investigations, personnel security, trade secret protection, information asset security, real and movable and financial asset security and Department of Defense Security. Mr. Rosetti was a member of the U.S. National Chamber of Commerce Crime Reduction Panel and was Staff Director for the Conference of the National Commission on Criminal Justice Standards and Goals, a member of the private Security Task Force to the National Advisory Committee on Criminal Justice Standards and Goals and Chairman of the American Management Association's Council on Crimes against Business. Prior to joining IBM, Mr. Rosetti was the Northeast Director for the Law Enforcement Assistance Administration of the U.S. Department of Justice and a Special Agent, Group Supervisor, and Special Assistant to the Assistant Commissioner for Compliance in the Intelligence Division, U.S. Treasury Department. Prior to joining the Treasury Department, Mr. Rosetti held the position of Chief Accountant at Marriott Corporation. Mr. Rosetti is a director of GVI Security Solutions, Inc., a publicly-traded company.

      Daniel J. Altobello, 64, has been a director of the Company since April 2005. Mr. Altobello is the retired Director and Chairman of Onex foodservices, the parent corporation of Caterair International, Inc., and LSG/SKY Chefs. From 1989 to 1995, Mr. Altobello served as Chairman, President and Chief Executive Officer of Caterair International Corporation. From 1979 to 1989, he held various managerial positions with the food service management and in-flight catering divisions of Marriott Corporation, including Executive Vice President of Marriott Corporation and President of Marriott Airport Operations Group. Mr. Altobello began his management career at Georgetown University as Vice President of Administration Services. He is a member of the board of directors of Mesa Air Group, Inc., World Air Holdings, Inc. and Friedman, Billings and Ramsey Group, Inc. (public reporting companies). Mr. Altobello is also a director of several private companies: Diamond Rock Hospitality Trust, Inc., JER Real Estate Investment Trust, and Mercury Air Centers; and is also a trustee of Loyola Foundation, Inc. Mr. Altobello obtained a bachelor of arts in English from Georgetown University and a master of business administration from Loyola College.

      Marshall C. Phelps, 61, has been a director of the Company since June 6, 2005. In June 2003, Mr. Phelps joined Microsoft Corporation serving as Deputy General Counsel and Corporate Vice President for intellectual property and licensing, where his responsibilities include supervising Microsoft's intellectual property groups, including those responsible for trademarks, trade secrets, patents, licensing, business development, standards and copyrights. From September 2000 to December 2002, Mr. Phelps worked for Spencer Trask Intellectual Capital Company LLC, where for two years he served as chairman and chief executive officer. Mr. Phelps holds a bachelor of arts degree from Muskingum College, a master of science degree from Stanford Graduate School of Business and a doctorate from Cornell Law School.

                               CLASS III DIRECTORS
                             (Term Expires in 2006)

      Richard J. Berman, 63, became a director in June 2003. Mr. Berman has over 30 years of experience in venture capital and mergers and acquisitions. He is currently a Director of International Microcomputer Software, Inc., a publicly traded software company, the Internet Commerce Corporation, a publicly traded Internet supply chain company, NexMed, a publicly traded life sciences company, GVI Security Solutions, Inc., a publicly traded company, and is currently Chairman of the KnowledgeCube Group, a venture capital firm, and Candidate Resources Inc., a leading manager of human resource websites. Mr. Berman started and managed the mergers and acquisitions and private equity groups of Bankers Trust as Senior Vice President. Mr. Berman has also invested in and managed over 20 companies including as Chairman of Prestolite Battery, Inc., Boston Proper and Internet Commerce Corporation. Mr. Berman received his B.S. and M.B. A. in Finance from New York University, a J.D. from Boston College Law School and a degree in International Law from Hague Academy of International Law.

      Carl U.J. Rossetti, 56, has been a director of the Company since June 6, 2005. Since January 2000, Mr. Rossetti has been employed at Time Warner Cable, most recently as Executive Vice President of Corporate Development and President of Time Warner Cable Voice Services. In this position, Mr. Rossetti oversees the digital phone business and is responsible for developing and launching new products, new businesses and new services for Time Warner Cable. He earned his BA in Accounting (1970) and his MBA (1975), both at Chamindale University in Honolulu, Hawaii.

Executive Officers

      The following is information with respect to a Company officer who is not a director or nominee for a director:

      Robert Toro, 41, has been Chief Financial Officer of the Company since May 2005 and Senior Vice President of Finance of the Company since July 1999, Chief Financial Officer of the Company's Audio Book Club division since November 2001 and an employee since April 1999. Prior to joining the Company, Mr. Toro was Senior Vice President of AM Cosmetics Co. and had previously served in senior financial positions in both public and private entertainment and publishing companies. From 1992 through early 1997, Mr. Toro served in various senior financial positions with Marvel Entertainment Group, Inc., a publicly traded youth entertainment company. Mr. Toro is a Certified Public Accountant with six years of progressive experience with Arthur Andersen where he was employed immediately prior to joining Marvel Entertainment Group.

      Patricia Campbell, 51, has been Chief Operating Officer of the Company since April 2005. For the four years prior to joining the Company, Ms. Campbell had been Managing Partner of Terra Nova Marketing Solutions. Ms. Campbell founded Terra Nova to provide hands-on solutions to companies with immediate marketing, direct marketing and Internet opportunities. From February 2000 to April 2001, Ms. Campbell was President of Direct Equity Partners, LP, a $250 million private equity firm specializing in direct marketing and Internet companies. From 1999-2000, Ms. Campbell was Executive Vice President at barnesandnoble.com. Ms. Campbell was responsible for creating and managing a world-class direct marketing group to drive customer acquisition, relationship management and product development on the Internet. From 1996 to 1999, Ms. Campbell served as a senior executive at Advanta, a $1.5 billion financial services company. In addition, Ms. Campbell has had 15 years of magazine publishing experience at Time Inc., and Times Mirror Magazines where she held the position of President of Popular Science and Today's Homeowner. Ms. Campbell was Chairman of the Direct Marketing Association and is actively involved in the association's policy development for the industry. Ms. Campbell is a member of the Board of Directors of Synova Healthcare, Inc. Ms. Campbell holds a B.A. from Dartmouth College graduating Phi Beta Kappa, an M.A. and an M.B.A. from Columbia University.

Board Meetings

      The Board of Directors held five meetings during the fiscal year ended December 31, 2004. The Board also took action by unanimous written consent in lieu of meetings.

      The Company reimburses directors for reasonable travel expenses incurred in connection with their activities on the Company's behalf. On April 4, 2005, the Board of Directors approved payment of $35,000 of director compensation to Mr. Berman, for previous services as a director of the Company. The Company's independent directors are compensated for their services as follows:

      On April 4, 2005, the Board approved a compensation plan for those persons who serve as a director of the Company and qualify as an "independent director" under the Nasdaq Marketplace Rules (or the rules of the principal exchange on which the Common Stock is listed, if the Common Stock is not listed on Nasdaq). The compensation payable to the Company's independent directors is as follows:
(i) $2,000 per month for serving as a member of the Board of Directors, payable on the first calendar day of each month, which payments commenced May 1, 2005,
(ii) an additional $1,000 per month for serving as Audit Committee Chairman, payable on the first calendar of each month, which payments commenced May 1, 2005, and (iii) an additional $2,500 per month for serving as Lead Independent Director (as designated by the Board of Directors), payable on the first calendar day of each month, which payments commenced May 1, 2005. Mr. Berman has been designated by the Board of Directors as Lead Independent Director.

Director Independence

      The Board has determined that Messrs. Altobello, Berman, Montgomery, Phelps and Carl Rossetti meet the director independence requirements of the Marketplace Rules of the National Association of Securities Dealers, Inc. ("NASD") applicable to NASDAQ listed companies.

Code of Ethics and Business Conduct

      The Company has adopted a Code of Ethics and Business Conduct that applies to its employees, including its senior management, including its Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions. Copies of the Code of Ethics and Business Conduct can be obtained, without charge, upon written request, addressed to: Corporate Secretary, MediaBay, Inc., 2 Ridgedale Avenue, Cedar Knolls, New Jersey 07927.

Communications with the Board

      The Board of Directors, through its Nominating Committee, has established a process for shareholders to send communications to the Board of Directors. Shareholders may communicate with the Board of Directors individually or as a group by writing to: The Board of Directors of MediaBay, Inc., c/o Corporate Secretary, 2 Ridgedale Avenue, Cedar Knolls, New Jersey 07927. Shareholders should identify their communication as being from a shareholder of the Company. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by a shareholder of the Company before transmitting the communication to the Board of Directors.

Consideration of Director Nominees

      Shareholders of the Company wishing to recommend director candidates to the Nominating Committee must submit their recommendations in writing to the Nominating Committee, c/o Corporate Secretary, 2 Ridgedale Avenue, Cedar Knolls, New Jersey 07927.

      The Nominating Committee will consider nominees recommended by the Company's shareholders provided that the recommendation contains sufficient information for the Nominating Committee to assess the suitability of the candidate, including the candidate's qualifications. Candidates recommended by shareholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee receive. The recommendations must also state the name of the shareholder who is submitting the recommendation. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NASD Marketplace Rule 4200, or, alternatively, a statement that the recommended candidate would not be so barred. Each nomination is also required to set forth a representation that the shareholder making the nomination is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated; a description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission ("SEC") had the nominee been nominated by the Board of Directors; and the consent of each nominee to serve as a director of the Company if so elected. A nomination which does not comply with the above requirements or that is not received by the deadline referred to below will not be considered.

      The qualities and skills sought in prospective members of the board are determined by the Nominating Committee. The Nominating Committee generally requires that director candidates be qualified individuals who, if added to the Board, would require the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the Nominating Committee in its discretion; (ii) qualities reflecting a proven record of accomplishment and ability to work with others; (iii) knowledge of the Company's industry; (iv) relevant experience and knowledge of corporate governance practices; and (v) expertise in an area relevant to the Company. Such persons should not have commitments that would conflict with the time commitments of a Director of the Company.

Deadline and Procedures for Submitting Board Nominations

      A shareholder wishing to nominate a candidate for election to the Board at the Annual Meeting of Shareholders to be held in 2006 is required to give written notice containing the required information specified above addressed to the Nominating Committee, c/o Secretary of the Company, MediaBay, Inc., 2 Ridgedale Avenue, Cedar Knolls, New Jersey 07927 of his or her intention to make such a nomination. The notice of nomination and other required information must be received by the Company's Secretary no later than the latest date upon which shareholder proposals must be submitted to the Company for inclusion in the Company's proxy statement relating to such meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or other applicable rules or regulations under the federal securities laws or, if no such rules apply, at least 90 days prior to the date one year from the date of the immediately preceding annual meeting of shareholders.

      With respect to the deadlines discussed above, if the date of the Annual Meeting of Shareholders to be held in 2006 is advanced by more than thirty days or delayed (other than as a result of adjournment) by more than thirty days from the anniversary of the Annual Meeting held in 2005, a stockholder must submit any such proposal to the Company no later than the close of business on the sixtieth day prior to the date of the 2006 Annual Meeting.

Board Committees

      Audit Committee

      The Company has an Audit Committee of the Board, which is comprised of Messrs. Altobello (Chairman), Montgomery and Carl Rossetti. The Board has determined that each member of the Audit Committee is an "independent director" under the Marketplace Rule of the NASD applicable to NASDAQ listed companies. The Board has determined that Mr. Altobello is the Company's financial expert under applicable SEC rules and NASD Marketplace Rules. The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audit of the financial statements of the Company and making decisions regarding the engagement of compensation, retention and oversight of independent public accountants for audit and permitted non-audit services. The Audit Committee Charter is attached hereto as Appendix A.

      The Company has a Nominating Committee of the Board which is comprised of Messrs. Phelps (Chairman) and Berman. The Nominating Committee, among other things, assists the Board in identifying individuals qualified to become Board members and recommends director nominees to the Board for selection.

      The Company has a Compensation Committee of the Board which is comprised of Messrs. Berman (Chairman), and Montgomery. The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to compensation of the Company's executive offices.

Compensation Committee Interlocks and Insider Participation

      During 2004, none of the executive officers of the Company served on the board of directors or the compensation committee of any other entity, any of whose officers serves on the Company's Board of Directors or Compensation Committee.

                             EXECUTIVE COMPENSATION

Executive Compensation

The following table discloses for the fiscal years ended December 31, 2002, 2003 and 2004, compensation paid to Ron Celmer, Carl Wolf and Jeffrey Dittus, the Company's Chief Executive Officers during 2004, and the Company's current executive officers (the "Named Executives").

                           Summary Compensation Table
                           --------------------------

                                                                                         Long-Term
                                                                                       Compensation
                                                                                          Awards
                                                                                        Securities
                                                      Annual Compensation               Underlying
                                              --------------------------------                                 All Other
        Name and Principal Position           Year        Salary         Bonus       Options/SAR's (#)       Compensation
---------------------------------------       ----        ------         -----       -----------------       ------------
Carl Wolf                                     2004       $  61,923     $     --           500,000            $    --
Former Chairman and                           2003         135,000           --           585,000                 --
Former Chief Executive Officer (1)            2002          15,688           --           645,000                 --
                                                                             --

Joseph Rosetti                                2004          33,750           --           575,000                 --
Chairman (2)

Ronald Celmer                                 2003          85,608           --         1,500,000                 --
Former Chief Executive Officer (3)

Jeffrey Dittus                                2004         222,172           --         2,250,000                 --
Chief Executive Officer (4)

John F. Levy                                  2004         190,048           --           900,000
Vice Chairman and                             2003         190,000       35,705            60,241                 --
Chief Financial Officer                       2002         181,414       17,500            50,000                 --

Robert Toro                                   2004         185,048           --                --
Senior Vice President Finance                 2003         185,000        5,223           216,145                 --
                                              2002         176,752       18,500                --                 --

----------------------------

      (1) Carl Wolf became Co-Chairman on November 15, 2002, was named Chairman on May 1, 2003, served as Interim Chief Executive Officer from January 3, 2004 through January 28, 2004 and resigned as Chairman on May 27, 2004.

      (2)   Joseph Rosetti was appointed Chairman on August 12, 2004.

      (3) Ronald Celmer was employed as Chief Executive Officer from August 15, 2003 through January 3, 2004. In connection with the termination of his employment, the Company paid severance of $56,250 in six semi-monthly payments commencing January 15, 2004.

      (4)   Jeffrey Dittus became Chief Executive Officer on January 29, 2004.

Option/SAR Grants in Fiscal Year Ending December 31, 2004

      The following table discloses options granted during the fiscal year ended December 31, 2004 to the Named Executives:

                                                                                                        Potential
                                                                                                     Realizable Value
                                                                                                 At Assumed Annual Rates of
                               Number of      % of Total                                               Stock Price
                                 Shares         Options                                                Appreciation
                               Underlying     Granted to                                             for Option Term
                                Options      Employees in    Exercise Price   Expiration       ----------------------------
          Name                  Granted       Fiscal Year      ($/share)         Date            5% ($)            10% ($)
          ----               -----------    ------------    --------------   ---------------   ---------        -----------
Carl Wolf                       500,000          8.28%         $ 0.53          05/28/2009       $ 73,215         $ 161,785

Joseph Rosetti                   75,000          1.24%           0.54          05/28/2009         11,188            24,721
                                400,000          6.63%           0.33          08/12/2009         36,464            80,573
                                100,000          1.66%           1.79          12/15/2009         49,447           109,262

Jeffrey Dittus                  250,000          4.14%           0.99          04/30/2009         75,559           165,193
                                250,000          4.14%           0.99          07/30/2009         79,547           175,259
                                250,000          4.14%           1.55          01/30/2010           --              55,448
                                250,000          4.14%           1.55          07/30/2010           --              77,535
                                250,000          4.14%           1.86          01/30/2011           --              22,179
                                250,000          4.14%           1.86          04/30/2011           --              34,359
                                400,000          6.63%           0.54          05/28/2009         59,668           131,848
                                350,000          5.80%           0.60          10/05/2009         58,010           128,185

John F. Levy                    750,000         12.42%           0.54          05/28/2009        111,877           247,214
                                150,000          2.48%           1.00          11/14/2009         48,971           110,482


Aggregated Option Exercises And Fiscal Year-End Option Values

      The following table sets forth information concerning the number of options owned by the Named Executives and the value of any in-the-money unexercised options as of December 31, 2004. No options were exercised by any of these executives during fiscal 2004:



                                          Number of Securities Underlying
                                          -------------------------------
                                        Unexercised Options at December 31,    Value of Unexercised In-the-Money
                                        -----------------------------------    ---------------------------------
                Name                                   2004                      Options at December 31, 2004
                ----                                   ----                      ----------------------------
                                          Exercisable        Unexercisable     Exercisable        Unexercisable
                                          -----------        -------------     -----------        -------------
Carl Wolf                                   779,953                   --         $215,011                 $  --

Joseph Rosetti                              427,500              237,500          311,875               281,875

Jeffrey Dittus                              700,000            1,550,000          482,000               534,500

John F. Levy                                420,241              600,000          332,369               560,000

Robert Toro                                 216,145              120,000           84,602                63,600

      The year-end values for unexercised in-the-money options represent the positive difference between the exercise price of such options and the fiscal year-end market value of the Common Stock. An option is "in-the-money" if the fiscal year-end fair market value of the Common Stock exceeds the option exercise price. The closing sale price of the Common Stock on December 31, 2004 was $1.55.

Employment Agreements

      On January 29, 2004, the Company entered into a 27-month employment agreement with Jeffrey Dittus. The agreement provides for a base annual salary of $250,000 per year. Pursuant to the agreement, the Company granted to Mr. Dittus options to purchase 1,500,000 shares of Common Stock, which have exercise prices and vest as follows:

      Options to Purchase     Exercise Price     Vesting Date
         250,000 shares           $0.99           04/30/2004
         250,000 shares           $0.99           07/30/2004
         250,000 shares           $1.55           01/30/2005
         250,000 shares           $1.55           07/30/2005
         250,000 shares           $1.86           01/30/2006
         250,000 shares           $1.86           04/30/2006

      On June 6, 2005, the Company entered into an employment agreement with Jeffrey A. Dittus, which agreement became effective on June 6, 2005, for Mr. Dittus to be employed as its Chief Executive Officer. The employment agreement has a term ending June 6, 2008 and provides for an annual base salary of $280,000. Upon termination of Mr. Dittus' employment without Cause (as defined in the employment agreement) or upon Mr. Dittus' termination of employment for Good Reason (as defined in the employment agreement), in addition to paying Mr. Dittus through the date of termination and, otherwise complying with the employment agreement, the Company shall pay to Mr. Dittus severance compensation equal to twelve (12) months of Mr. Dittus' base salary as of the date of termination, a pro rata portion of any bonus earned through the date of termination, and any options to purchase common stock of the Company then held by Mr. Dittus shall, as of the date of such termination, be deemed to be fully vested for all purposes.

      On June 6, 2005, the Company entered into an employment agreement with Joseph R. Rosetti, which agreement became effective on June 6, 2005, for Mr. Rosetti to be employed as its Chairman, and ends on June 6, 2006 with automatic successive one year extensions. The employment agreement provides for an annual base compensation of $120,000. Upon termination of Mr. Rosetti's employment without Cause, the Company shall pay to Mr. Rosetti, in accordance with the terms of the employment agreement, a severance payment equal to twelve (12) months of Mr. Rosetti's base salary as of the date of termination, payable in bi-monthly installments. If the term or any successive extension is not extended as a result of Mr. Rosetti providing notice of such non-renewal in accordance with the agreement, Mr. Rosetti shall receive a severance payment equal to 50% of his base compensation for the twelve (12) months prior to the date of the non-renewal, payable in bi-monthly installments.

      On April 1, 2005, the Company entered into an employment agreement with Patricia Campbell, which agreement became effective on April 4, 2005, the commencement date of Ms. Campbell's employment (the "Campbell Effective Date"), for Ms. Campbell to serve as Chief Operating Officer of the Company. The employment agreement has a term ending March 31, 2008 and provides for an annual base salary of $215,000, a starting bonus of $50,000, payable upon the first day of employment under the employment agreement and grant of a stock option to purchase 850,000 shares of common stock (the "Campbell Option"). The Campbell Option is exercisable at a price of $0.59 per share, shall be exercisable commencing on the Campbell Effective Date at the closing sale price of the Common Stock on the Campbell Effective Date, and shall be exercisable as to 40% of the shares of Common Stock covered thereby commencing on the Campbell Effective Date and an additional 20% of the shares covered thereby on each of the first, second and third year anniversaries of the Campbell Effective Date, and shall expire on the tenth anniversary of the Campbell Effective Date. Upon termination of Ms. Campbell's employment without Cause (as defined in the employment agreement) or termination of Ms. Campbell's employment for Good Reason (as defined in the employment agreement and which includes a change of control, as defined in the employment agreement), (i) Ms. Campbell is entitled to severance equal to six months base salary as of the date of termination (12 months base salary if such termination occurs on or after the first anniversary of the employment agreement), payable in accordance with the Company's regular payroll practices (but no less than frequently than semi-monthly); and (ii) all options to purchase Common Stock then held by Ms. Campbell shall be deemed to be fully vested as of the date of termination.

      On June 6, 2005, the Company entered into an employment agreement with Robert Toro, which agreement became effective on June 6, 2005, for Mr. Toro to be employed as its Senior Vice President and Chief Financial Officer, and ends on June 6, 2006 with automatic successive one-year extensions, unless Mr. Toro is given 90 days written notice of non-renewal. The employment agreement provides for an annual base compensation of $205,000. In addition, Mr. Toro will receive stock options to acquire an additional 100,000 shares of Common Stock in the Company pursuant to the Company's 2004 Stock Incentive Plan. The options granted to Mr. Toro shall (i) vest immediately, (ii) be exercisable at a price of $0.59 per share (the closing price of the Common Stock on the date of the grant), (iii) be immediately exercisable as to 40% of the shares covered thereby and shall become exercisable as to an additional 20% of the shares covered thereby on each of the first, second and third year anniversaries of the date of grant, and (iv) expire ten (10) years from the grant date. Upon Mr. Toro's termination of his employment for Good Reason (as defined in the employment agreement) or in the event that the Company has terminated Mr. Toro's employment under the agreement (i) "without cause" (as defined in the employment agreement), (ii) in the event there is a "Change of Control" (as defined in the employment agreement) and Mr. Toro voluntarily terminates his employment within three (3) months of such Change of Control, or (iii) Mr. Toro's employment is terminated by the Company following the expiration of the term of the employment agreement (including MediaBay not offering Mr. Toro at least a one-year employment term at the annual salary then in effect), then Mr. Toro shall be entitled to receive severance pay equal to 100% of his base salary for the greater of (i) the balance of the term or (ii) 6 months; such payment, if any, shall be made to Mr. Toro in equal payments in accordance with the Company's regular payroll over the remaining unexpired period of Mr. Toro's employment term or six (6) month period, as the case may be. In addition, upon a Change of Control, all stock options issued to Mr. Toro as of such date (except for those which have expired prior thereto), shall immediately be exercisable (in full) and any unvested options shall immediately vest.

Report on Executive Compensation

      On August 12, 2004, the Board of Directors formed the Compensation Committee which is currently comprised of Richard Berman and Robert Montgomery. Compensation of the Company's executive officers is determined by the Board of Directors based on recommendation of the Compensation Committee. There is no formal compensation policy for the Company's executive officers, other than the employment agreements described above. Total compensation for executive officers consists of a combination of base salary, bonus and stock option awards.

      Base Salary. The base salaries of the Company's executives are fixed pursuant to the terms of their respective employment agreements with the Company. The Compensation Committee reviews the salaries of executive officers for reasonableness based on job responsibilities and reviews compensation practices for comparable positions at corporations which compete with the Company in its business or are of comparable size and scope of operations. The Compensation Committee's recommendations to the Board of Directors are based primarily on informal judgments reasonably believed to be in the best interests of the Company.

      Bonuses. To the extent not covered by the Company's employment agreements with its executive officers, the Compensation Committee determines bonuses for its executive officers to be recommended to the Board of Directors, based on the Company's overall performance, profitability, working capital management and other qualitative and quantitative measurements, including individual performance goals based upon the Company's budget and financial objectives. In determining the amount of bonuses to be recommended to the Board of Directors, the Compensation Committee considers the Company's revenues and profitability for the applicable period and each executive's contribution to the success of the Company. The Company's executive officers received bonuses, which were deemed appropriate based upon existing employment agreements and the Company's operating results during the fiscal year.

      Stock Options. Stock option awards are intended to attract, retain and motivate personnel by affording them an opportunity to receive additional compensation based upon the performance of the Company's Common Stock. The size and grant of actual awards is determined by the Board of Directors by recommendation from the Compensation Committee on an individual basis, taking into account the individual's role in the Company and standard principals of reward, retention and recognition to which option grants are geared. The Compensation Committee's determination as to the size of actual awards to individual executives is subjective, after taking into account the relative responsibilities and contributions of the individual employee.

      During 2004, options to purchase 2,250,000 shares were granted to Mr. Dittus; options to purchase 900,000 shares were granted to Mr. Levy, options to purchase 575,000 shares were granted to Mr. Rosetti and; options to purchase 500,000 shares were granted to Mr. Wolf.

                              Compensation Committee of the Board of Directors

                              Richard Berman
                              Robert B. Montgomery*

Performance Graph

      The following line graph compares from December 31, 1999 through December 31, 2004, the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the stock comprising the Nasdaq Market Value Index and an index of issuers classified under the Retail-Catalog and Mail Order Houses Standard Industrial Classification ("SIC") number. This comparison assumes $100.00 was invested on December 31, 1999 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of all cash dividends, if any, paid on such securities.

      The Company has not paid any dividends on its Common Stock and, therefore, the cumulative total return calculation for the Company is based solely upon the fluctuations in the stock price. The Historical stock price is not necessarily indicative of future stock price performance.


                             Stock Performance Graph


      Comparative Cumulative Total Return Among the Company, Nasdaq Market
       Index and the Retail-Catalog and Mail Order Houses SIC Number Index

                                                        At December 31,
                                -------------------------------------------------------------
                                 1999       2000       2001       2002       2003       2004
                                -------    ------     ------     ------     ------     ------
MediaBay, Inc..............     $100.00    $14.53     $ 5.54      $10.72    $ 9.83     $13.85
SIC Number Index...........      100.00     36.64      50.91       38.84     72.46      66.02
Nasdaq Index...............      100.00     62.85      50.10       34.95     52.55      56.97

Compliance with Section 16(a) of the Exchange Act

      Section 16(a) of the Exchange Act requires the Company's officers, directors, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all forms that they file pursuant to
Section 16(a).

-----------------------
* Mr. Montgomery became a director and member of the Compensation Committee on June 6, 2005.

      Based solely upon the Company's review of the copies of such forms that the Company received, the Company believes that, during the year ended December 31, 2004, all filing requirements applicable to its officers, directors, and greater than 10% shareholders were fulfilled on a timely basis, except that Mr. Neuwirth, a former director and Norton Herrick, a former principal shareholder, each filed a Form 4 related to one transaction late.

Audit Committee Report

      In March 2005, the Audit Committee met with management to review and discuss the audited financial statements. The Audit Committee, as then comprised, conducted discussions with its independent auditors, Amper Politzner & Mattia, P.C., regarding the matters required by the Statement on Auditing Standards ("SAS") No. 61. As required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," the Audit Committee has discussed with, and received the required written disclosures and confirming letter from, Amper Politzner & Mattia, P.C. regarding its independence. Based on these reviews and discussions, the Audit Committee, as constituted at the time, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

                                          Board of Directors*

                                          Joseph Rosetti
                                          Daniel J. Altobello
                                          Richard J. Berman
                                          Jeffrey Dittus
                                          Robert B. Montgomery
                                          Marshall C. Phelps
                                          Carl U. J. Rossetti


      * None of the current members of the Audit Committee of the Board of Directors were members of the Audit Committee at the time the Audit Committee met with management to review and discuss the audited financial statements. Messrs. Altobello, Montgomery and Carl Rossetti currently serve as members of the Audit Committee. Messrs. Altobello, Montgomery, Phelps and Carl Rossetti were not directors at the time the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

                          VOTING SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table details information regarding the Company's existing equity compensation plans as of December 31, 2004:


                                                                                                     Number of securities
                                                                                                    remaining available for
                                                     (a)                        (B)               future issuance under
                                            Number of securities to       Weighted-average          equity compensation
                                           be issued upon exercise       exercise price of            plans (excluding
                                           of outstanding options,       outstanding options,       securities reflected in
Plan Category                                warrants and rights         warrants and rights              column (a)
--------------------------------------    --------------------------    -----------------------    --------------------------
Equity compensation plans
approved by security holders........            10,555,064                        $1.95                   7,357,907
Equity compensation plans not
approved by security holders........            15,869,598                        $0.76                           -
                                                ----------                        -----              --------------
Total...............................            26,424,662                        $1.24                   7,357,907
                                                ==========                        =====                   =========

      The following table sets forth certain information as of the Record Date relating to the beneficial ownership of shares of Common Stock by (i) each person or entity who is known by the Company to own beneficially 5% or more of the outstanding Common Stock according to Schedules 13G and 13D filed with the SEC, (ii) each of the Company's directors and nominees for director, (iii) each of the Named Executives, and (iv) all directors and executive officers of the Company as a group.

                                                                                  Number of          Percentage of
                                                                                    Shares               Shares
                                                                                 Beneficially        Beneficially
         Name and Address of Beneficial Owner (1)(2)                                Owned                Owned
         -------------------------------------------                             ------------        -------------
         Jeffrey Dittus                                                          1,817,000(3)             3.6%
         Joseph Rosetti                                                            850,000(4)             1.7
         Robert Toro                                                               321,145(5)              *
         Patricia Campbell                                                         400,000(6)              *
         Richard J. Berman                                                         375,000(7)              *
         Daniel J. Altobello                                                        75,000(8)              *
         Robert B. Montgomery                                                       50,000(7)              *
         Marshall C. Phelps                                                         50,000(7)              *
         Carl V. T. Rossetti                                                        50,000(7)
         Michael Roth                                                            3,634,364(9)             7.4
           3600 South Lane Drive
           St. Francis, W.I. 53235
         Brian Stark                                                             3,634,364(9)             7.4
           3600 South Lane Drive
           St. Francis, W.I. 53235
         John H. Wittier                                                         3,362,414(10)            6.9
             Wood River Associates, L.L.C.
             Wood River, L.P.
         All directors and executive officers as a group (9 persons)             3,988,145                7.5

         --------------
         * Less than 1%

      1. Unless otherwise indicated the address of each beneficial owner is c/o MediaBay, Inc., 2 Ridgedale Avenue, Cedar Knolls, New Jersey 07927. Unless otherwise indicated, the Company's believes that all persons named in the following table have sole voting and investment power with respect to all shares of Common Stock that they beneficially own.

      2. For purposes of this table, a person is deemed to be the beneficial owner of the securities if that person has the right to acquire such securities within 60 days of the Record date upon the exercise of options, warrants or other convertible securities. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised and converted all options, warrants or convertible securities which are currently held by that person and which are currently exercisable, but that options, warrants or other convertible securities held by all other persons were not exercised or converted.

      3. Represents (i) 17,000 shares of Common Stock, and (ii) 1,800,000 shares issuable upon exercise of options. Does not include 1,450,000 shares issuable upon issue of options.

      4. Represents (i) 65,000 shares of Common Stock, and (ii) 785,000 shares issuable upon exercise of options. Does not include 180,000 shares issuable upon issue of options.

      5. Represents shares issuable upon exercise of options. Does not include 330,000 shares issuable upon exercise of options.

      6. Represents shares issuable upon exercise of options. Does not include 510,000 shares issuable upon exercise of options.

      7. Represents shares issuable upon exercise of options. Does not include 50,000 shares issuable upon exercise of options.

      8. Represents shares issuable upon exercise of options. Does not include 75,000 shares issuable upon exercise of options.

      9. The following information is based upon a Schedule 13G filed on March 31, 2005. Represents the combined indirect holdings of Michael Roth and Brian Stark. All of the foregoing represents an aggregate of 3,636,364 shares of Common Stock held directly by SF Capital Partners Ltd. ("SF Capital"). Mr. Roth and Mr. Stark are the Managing Members of Stark Offshore Management, LLC ("Stark Offshore"), which acts as investment manager and has sole power to direct the management of SF Capital. Through Stark Offshore, Mr. Roth and Mr. Stark possess voting and dispositive power over all of the foregoing shares. Does not include 1,818,182 shares of Common Stock issuable upon the exercise of common stock purchase warrants held by SF Capital. Such warrants are subject to exercise caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own in excess of 4.9% and 9.5% of the Common Stock, giving effect to such exercise. Therefore, for the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Mr. Roth and Mr. Stark may be deemed to be the beneficial owners of, but have disclaimed such beneficial ownership of, the foregoing shares.

      10. According to a Schedule 13G filed on July 25, 2005, Mr. Witlier, Wood River Associates, L.L.C. and Wood River, L.P. have shared voting power and shared dispositive power over these shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      As of December 31, 2004, the Company owed to Norton Herrick ("Herrick"), a principal shareholder at the time, and his affiliates approximately $315,000 for reimbursement of certain expenses and services incurred in prior years. On April 28, 2004, in connection with the agreements described below, the Company agreed to repay Herrick based on an agreed upon schedule. From April 28, 2004 through December 31, 2004, the Company paid Herrick a total of $324,000. During 2005, the Company paid Herrick (i) $40,500 per month on the first of each month through and including July 2005 and (ii) the remaining $31,410 on August 1, 2005.

      On May 1, 2003, the Company entered into a two-year consulting agreement with XNH Consulting Services, Inc. ("XNH"), a company wholly-owned by Herrick. Effective December 31, 2003, the Company agreed with Herrick to terminate the two-year consulting agreement with XNH, and to pay XNH a fee of $7,500 per month for 16 months commencing on January 1, 2004 and to provide Herrick with health insurance and other benefits applicable to the Company's officers to the extent such benefits may be provided under the Company's benefit plans. The termination agreement provides that the indemnification agreement with Herrick entered into on November 15, 2002 shall remain in full force and effect and that the Company will reimburse Herrick for expenses incurred in connection with any indemnification obligation. In April 2004, the Company amended the termination agreement such that it is no longer required to either pay Herrick the $7,500 each month or to provide Herrick with health insurance and other benefits applicable to the Company's officers. In connection with the termination agreement, the non-competition and nondisclosure covenants of the XNH consulting agreement were extended until December 31, 2006. In accordance with the agreement, the Company paid or reimbursed certain health insurance premiums for Herrick.

      On May 7, 2003, the Company sold 3,350 shares of a newly created Series B Stock with a liquidation preference of $100 per share for $335,000. Of the total sold, 200 shares ($20,000) were purchased by John Levy, Vice Chairman and Chief Financial Officer of the Company. Under a subscription agreement, certain "piggy-back" registration rights were granted.

      On January 29, 2004, the Company issued $4,000,000 aggregate principal amount of promissory notes (the "2004 Notes") and warrants to purchase 2,352,946 shares of Common Stock to 13 institutional and accredited investors. In connection with this offering, Herrick and Huntingdon (Huntingdon together with Herrick, the "Herrick Entities") entered into a letter agreement with the purchasers of the 2004 Notes pursuant to which they granted to the holders of the 2004 Notes in the event of an Event of Default (as defined in the 2004 Notes) the rights to receive payment under certain secured indebtedness owed by the Company to the Herrick Entities and to exercise their rights under security agreements securing such secured indebtedness. Pursuant to the letter agreement, the Herrick Entities also executed Powers-of-Attorney in favor of a representative of the 2004 Note holders pursuant to which such representative may, following an Event of Default, take actions necessary to enforce the 2004 Note holders rights under the letter agreement, including enforcing the Herrick Entities' rights under the security agreements. On April 12, 2004, the notes were converted into Common Stock. In consideration for Huntingdon's consent to the Financing and execution of the letter agreement upon receipt of shareholders' approval, the Company agreed to reduce the conversion price of $1,150,000 principal amount of convertible promissory notes held by Huntingdon from $2.00 to $1.27 and $500,000 principal amount of convertible promissory notes held by Huntingdon from $1.82 to $1.27.

      On April 28, 2004, the Company entered into a new credit agreement. Herrick, Huntingdon and N. Herrick Irrevocable ABC Trust (the "Trust"), of which Herrick was the beneficiary, consented to the new credit agreement and the other transactions described above and entered into a subordination agreement with Zohar CDO 2003-1, Limited. The new credit agreement required the aggregate amount of principal and interest owed by the Company to Herrick, Huntingdon and the Trust be reduced to $6,800,000 ("Permissible Debt") by June 1, 2004, and that the Permissible Debt be further reduced by up to an additional $1,800,000 if the Company does not raise at least $2,000,000 in additional equity in each of the two calendar years following the execution of the new credit agreement. The Company received a fairness opinion in connection with this transaction.

      Pursuant to an agreement dated April 28, 2004, on May 25, 2004, Herrick exchanged accrued and unpaid interest and dividends (including accrued and unpaid interest distributed by the Trust to Herrick) owed to Herrick aggregating $1,181,419 into (i) 11,814 shares of Series C Convertible Preferred Stock with a liquidation preference of $100 per share convertible into an aggregate of 1,514,615 shares of Common Stock at an effective conversion price of $0.78, and
(ii) warrants to purchase 3,029,230 shares of Common Stock. The warrants are exercisable until April 28, 2014 at an exercise price of $0.53.

      Pursuant to an agreement dated April 28, 2004, on May 25, 2004, Huntingdon exchanged the principal of the $500,000 principal amount note, $1,000,000 principal amount note, $150,000 principal amount note and $350,000 principal amount note held by Huntingdon, plus accrued and unpaid interest owed to Huntingdon aggregating $1,171,278 into (i) 31,713 shares of Series C Preferred Shares convertible into an aggregate of 4,065,768 shares of Common Stock at an effective conversion price of $0.78, and (ii) warrants to purchase an aggregate of 8,131,538 shares of Common Stock. The warrants are exercisable until April 28, 2014 at an exercise price of $0.53. If the amount of the Permissible Debt is required to be reduced due to the Company's failure to raise the requisite additional equity, such reduction will automatically occur by the exchange of Permissible Debt held by Huntingdon for additional shares of Series C Preferred Shares in an aggregate liquidation preference equal to the amount of debt exchanged and warrants to purchase a number of shares of Common Stock equal to two times the number of shares of Common Stock issuable upon conversion of the Series C Preferred Shares.

      The Herrick Entities agreed not to demand repayment of their debt until the earlier of (i) the repayment of the New Credit Agreement or (ii) June 28, 2007. The remaining promissory notes held by Herrick, Huntingdon and the Trust are guaranteed by certain subsidiaries of the Company and secured by a lien on the assets of the Company and certain subsidiaries of the Company.

      On April 28, 2004, the Company repaid $1.6 million principal amount of the $3.2 million principal amount convertible note issued to ABC Investments, L.L.C., a principal shareholder of the Company. The Company issued a new $1.6 million note (the "New ABC Note") for the remaining principal amount. The New ABC Note extends the maturity date from December 31, 2004 to July 29, 2007. In exchange for extending the maturity date, the conversion price of the New ABC Note was reduced to $0.50. The closing sale price of the Common Stock on the closing date was $0.48. During October 2004, ABC Investments, L.L.C. converted $1,000,000 principal amount of the New ABC into shares of Common Stock pursuant to the terms of the note.

      In December 2004, the Company entered into a letter agreement with certain affiliates of Forest Hill Capital, LLC, at that time a principal shareholder (collectively, the "Forest Entities"), extending the date by which the Company is required to file a registration statement covering the securities issued to the Forest Entities (the "Registration Statement") to January 31, 2005. As consideration for this extension, the Company issued to the Forest Entities warrants to purchase an aggregate of 50,000 shares of Common Stock, exercisable until December 14, 2008 at a price of $1.42 per share. On February 8, 2005, the Company entered into another letter agreement with the Forest Entities extending the date by which the Company was required to file the Registration Statement to May 1, 2005 (the "Extension"). As consideration for the Extension, the Company issued an aggregate of 119,048 shares of Common Stock (the "January Shares"), based on the last sale price of the Common Stock on February 8, 2005 of $0.84. The Company also agreed that if the last sale price of the Common Stock on the date the Registration Statement is declared effective by the Securities and Exchange Commission (the "Effective Date") is below $0.75, the Company will pay an aggregate of $250,000 less the value of the January Shares on the Effective Date in cash or in shares of Common Stock, at the Forest Entities' option. The Company also granted the Forest Entities the right to require us to purchase an aggregate of 200,000 shares of its Common Stock from the Forest Entities at a price of $3.00 per share if, at any time prior to the Effective Date, the last sale price of the Common Stock is above $4.00 per share.

      On March 21, 2005, the Company issued an aggregate of (a) 35,900 shares of the Series D Preferred Shares convertible into 65,272,273 of Common Stock, (b) 32,636,364 five-year common stock purchase warrants and (c) preferred warrants exercisable for a limited time, for additional proceeds to us of $8.975 million, to purchase (1) up to 8,975 additional shares of Series D Preferred Shares and
(2) up to 8,159,091 additional warrants identical to the Offering Warrants, to accredited investors for an aggregate purchase price of $35.9 million (the "Financing").

      As part of the Financing, the Forest Entities exchanged 1.8 million shares of Common Stock and 400,000 common stock warrants previously purchased by them from the Company in October 2004 for $900,000 of the Offering Securities. The Forest Entities also purchased an additional $1.0 million of the Offering Securities. The Company also agreed to include an additional 119,048 shares of Common Stock, as well as 50,000 shares of Common Stock underlying certain additional warrants, already beneficially owned and retained by Forest Hill Capital, LLC for resale in the Financing Registration Statement.

      In connection with the Financing, the Company also entered into an agreement with the Herrick Entities, pursuant to which, concurrently with the
Financing:

      o all $5.784 million principal amount of the Company's convertible notes owned by the Herrick Entities (the "Herrick Notes") and 10,684 of their shares of Series A Preferred Shares were converted into an aggregate of approximately 12.2 million shares of Common Stock (the "Herrick Shares"), at their stated conversion rate of $0.56 per share;

      o The Company also agreed to redeem the remaining 14,316 shares of Series A Preferred Shares held by the Herrick Entities and all 43,527 of their shares of Series C Preferred Shares (collectively, the "Redemption Securities") for $5.8 million, the aggregate stated capital of such shares, on the earlier of the effective date of the Shareholder Consent and June 1, 2005, and both the Redemption Securities and the redemption price were placed into escrow pending such date;

      o The Herrick Entities waived certain of their registration rights and the Company agreed to include the Herrick Shares for resale in the Financing Registration Statement, so long as such Herrick Shares are owned by the Herrick Entities and not otherwise transferred, including, but not limited to, in the Herrick Financing (as defined below);

      o The Herrick Entities consented to the terms of the Financing and the agreements entered into in connection with the Financing, as the Company was required to obtain such consents pursuant to the terms of the Herrick Notes, the Series A Preferred Shares and the Series C Preferred Shares; and

      o The Herrick Entities also entered into a voting agreement and proxy with the Company pursuant to which they agreed not to take any action to contradict or negate the Shareholder Consent and gave the Company a proxy to vote their shares, at the direction of the Company's Board of Directors, until the Effective Date.

      On March 23, 2005 in connection with the Financing, the Company, the Herrick Entities entered into a voting agreement whereby the Herrick Entities authorized the chairman and/or president of the Company to vote their voting securities pursuant to the terms of the Financing and in accordance with the Company's Board of Directors.

      Also on March 23, 2005 in connection with the Financing, the Company entered into a registration rights agreement dated the date hereof with the Herrick Entities in which the Herrick Entities were granted the same automatic registration rights as the Investors under the Registration Rights Agreement with respect to the shares of Common Stock issuable to the Herrick Entities upon conversion of the Herrick Notes and Series A Preferred Stock. The Company also entered into another registration rights agreement dated March 23, 2005, with the Herrick Entities in which the Company agreed to register the shares of Common Stock issuable to the Herrick Entities upon exercise of the warrants held by the Herrick Entities in a registration statement to be filed with the SEC within 30 days following the effective date of the Financing Registration Statement.

      The Company also paid to the Herrick Entities all accrued and unpaid interest dividends due to them in the amount $2,271,000 on March 23, 2005. The Company redeemed the Redemption Securities on May 3, 2005 (the effective date of the Shareholder Consent) for $5.8 million.

                                   PROPOSAL I
                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                         TO EFFECT A REVERSE STOCK SPLIT
                         OF THE OUTSTANDING COMMON STOCK

General

      The Board of Directors of the Company has unanimously adopted a resolution declaring the advisability of, and submits to the shareholders for approval, a proposal to amend the Company's Certificate of Incorporation to effect a combination (a "Reverse Split") of the Company's issued and outstanding Common Stock so that each share of Common Stock outstanding immediately prior to the Reverse Split will be combined into that number of shares as determined by the Board of Directors immediately prior to effecting the Reverse Split. Although the exact ratio of the combination of shares of Common Stock to be effected in the Reverse Split has not been determined, if effected, the ratio is currently not anticipated to be less than one (1) share after the Reverse Splits for every three (3) shares outstanding or more than one (1) shares after the Reverse Splits for every six (6) shares outstanding. However, the Board of Directors reserves the right to implement the Reverse Split using a different ratio then specified above. The proposal may be abandoned by the Board of Directors at any time before or after the Annual Meeting and prior to the date and time at which the Reverse Split becomes effective if for any reason the Board of Directors deems it advisable to abandon the proposal. The Board may also delay effecting the Reverse Split for up to three months from the date of shareholder approval assuming that the same is obtained at this Annual Meeting. If the Board determines to proceed with the Reverse Split, the Reverse Split will be effected by an amendment to the Company's Articles of Incorporation (the "Reverse Split Amendment").

      The discussion set forth below assumes that the Reverse Split will be one share for every six (6) shares outstanding. As noted above, the Board will determine the actual ratio used in a Reverse Split.

      If the authority to effect a Reverse Split is approved by the requisite vote of the Company's shareholders, upon filing of the Reverse Split Amendment with the Florida Department of State, a Reverse Split will be effected; an exchange of stock certificates will be made; and each certificate representing shares of Common Stock outstanding immediately prior to a Reverse Split will be deemed to represent, after a Reverse Split, for all corporate purposes, one (1) share of Common Stock for each six (6) (or such other number as determined by the Board) shares of Common Stock represented by such certificate.

      The number of shares of Common Stock authorized by the Articles of Incorporation and the par value per share will not change as a result of a Reverse Split.

Principal Effects of the Proposed Reverse Split

      Assuming approval of the Reverse Split by the requisite vote of shareholders at the Annual Meeting and that the Board of Directors does not otherwise determine to abandon the Reverse Split, the Reverse Split Amendment will be filed with the Florida Department of State as promptly as practicable thereafter (but in any event, not more than three months after receipt of the shareholder approval), and a Reverse Split will become effective upon the filing and acceptance of the Company's Reverse Split Amendment with the Florida Department of State (the "Effective Date"). Without further action on the part of the Company or the shareholders, after a Reverse Split, the total number of shares held by each shareholder will be automatically converted into a number of whole shares of Common Stock determined by dividing the number of shares owned by each shareholder of record immediately prior to a Reverse Split by six (6) (or such other number as determined by the Board) and/or into cash based on the Purchase Price (as defined below) in lieu of any fractional shares. See "Cash Payment In Lieu of Fractional Shares."

      If the Reverse Split is effected, the ownership interest in the Company and proportional voting power of each holder of record of six (6) or more shares (or such other number as determined by the Board) will remain unchanged, except for minor differences resulting from the purchase of any fractional shares. All other rights and privileges of such holder will be substantially unaffected by a Reverse Split.

      On the Effective Date, each holder of record of (i) fewer than six (6) (or such lesser or greater number as determined by the Board) shares of Common Stock or (ii) greater than six (6) (or such other number as determined by the Board) shares of Common Stock, to the extent of the fractional shares which would otherwise be issuable after a Reverse Split will have only the right to receive cash based upon the Purchase Price in lieu of receiving a fractional share. The interest of each such shareholder in the Company, to the extent of such fractional shares, will thereby be eliminated, and such person will have no right to vote as a shareholder or share in the assets or any future earnings of the Company with respect to, and to the extent of, such eliminated interest.

      At the Record Date, there were outstanding options, warrants and other convertible securities to purchase an aggregate of approximately 171,242,000 shares of Common Stock. On the Effective Date, the exercise prices of all outstanding options, warrants and other convertible securities will be proportionately increased and the number of shares of Common Stock issuable upon exercise thereof will be proportionately decreased to give effect to the Reverse Split.

      The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act"), and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The effectuation of the Reverse Split will not affect the registration of the Common Stock under the Exchange Act and the Company has no present intention of terminating such registration under the Exchange Act in order to become a "private" company.

      If approved, a Reverse Split will result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

      Shareholders have no right under Florida law or the Company's Certificate of Incorporation or By-Laws to dissent from a Reverse Split or to dissent from the payment of cash in lieu of issuing fractional shares.

Cash Payment in Lieu of Fractional Shares

      In lieu of issuing fractional shares resulting from the Reverse Split, the Company will value each outstanding share of Common Stock held immediately prior to the Reverse Split at the average daily closing price per share of the Common Stock on the over-the-counter market as obtained from The Nasdaq Stock Market, Inc. ("Nasdaq") for the 10 trading days ending on the third trading day preceding the Effective Date. Such per share price is sometimes hereinafter referred to as the "Purchase Price." In lieu of fractional shares arising as a result of a Reverse Split, holders of fewer than six (6) (or such other number as determined by the Board) shares immediately prior to a Reverse Split will be entitled to receive cash equal to the product of multiplying the Purchase Price by the number of shares of Common Stock held immediately prior to the Reverse Split. Holders of more than six (6) (or such lesser or greater number as determined by the Board) shares immediately prior to the Reverse Split will be entitled to receive cash equal to the product of multiplying the Purchase Price by the number of shares of Common Stock held immediately prior to the Reverse Split that were not evenly divisible by six (6) (or such other number as determined by the Board), in lieu of fractional shares arising as a result of the Reverse Split. No brokerage commission will be payable by holders who receive cash in lieu of fractional shares.

      Any shareholder owning fewer than six (6) (or such other number as determined by the Board) shares who desires to retain an equity interest in the Company after the Effective Date may do so by purchasing sufficient additional shares of the Company's Common Stock in the open market to increase his ownership to six (6) shares (or such other number resulting from the Board's determination of the reverse split ratio) or more prior to the Effective Date. Likewise, any shareholder owning more than six (6) shares who desires to retain an equity interest in the Company after the Effective Date with respect to any additional shares owned not evenly divisible by six (6) may do so by purchasing sufficient additional shares of the Company's Common Stock in the open market to increase his ownership to a multiple of six (6) (or such lesser or greater number that may result from the Board's determination of the reverse split ratio) prior to the Effective Date.

Reasons for the Reverse Split

      The reason for the Reverse Split is to increase the per share market price of the Common Stock. The Company has been notified by Nasdaq that, based upon its review of price data for the Company's Common Stock, the closing bid price for the Company's Common Stock was less than $1.00 per share during the relevant review period which was a requirement for continued inclusion of the Company's securities on the NASDAQ National Market. On March 8, 2005, Nasdaq advised the Company that the Common Stock will be delisted from trading on Nasdaq unless the closing bid price of the Common Stock is above $1.00 per share for at least ten consecutive trading days and thereafter continues to trade at or above the $1.00 bid price level.

      The Board of Directors believes that the current low per share market price of the Common Stock has had a negative effect on the marketability of the existing shares, the amount and percentage of transaction costs paid by individual shareholders and the potential ability of the Company to raise capital by issuing additional shares of Common Stock. The Board believes there are several reasons for these effects:

      First, certain institutional investors have internal policies preventing the purchase of low-priced stocks. Moreover, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks.

      Second, since the brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Company's Common Stock can result in individual shareholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the Company's share price were substantially higher. This factor is also believed to limit the willingness of institutions to purchase the Common Stock.

      The Board of Directors anticipates that the Reverse Split will result in a bid price for the Common Stock in excess of $1.00 per share. The Board also believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Split, and the anticipated increase in the price of the Common Stock, could encourage interest in the Common Stock and possibly promote greater liquidity for the Company's shareholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Split. In addition, although any increase in the market price of the Common Stock resulting from the Reverse Split may be proportionately less than the decrease in the number of outstanding shares, the Reverse Split could result in a market price for the shares that will be high enough to overcome the reluctance, policies and practices of brokers and investors referred to above and to diminish the adverse impact of trading commissions on the market for the shares.

      There can be no assurances, however, that the foregoing events will occur, or that the market price of the Common Stock immediately after effecting the Reverse Split will be maintained for any period of time. Moreover, there can be no assurance that the market price of the Common Stock after effecting the Reverse Split will adjust to reflect the conversion ratio (e.g. if the market price is $1.00 before the Reverse Split and the ratio is one (1) new share for every six (6) shares outstanding there can be no assurance that the market price immediately after the Reverse Split will be $6.00 (6 x $1.00), or that the market price following the Reverse Split will either exceed or remain in excess of the current market price). There can also be no assurance that the Company will be able to maintain the listing of the Common Stock on Nasdaq even if the Reverse Split results in a bid price for the Common Stock that exceeds $1.00.

Federal Income Tax Consequences

      The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of a Reverse Stock split may vary significantly as to each shareholder, depending upon the state in which such shareholder resides. Shareholders are urged to consult their own tax advisors to determine the particular consequences to them.

      The conversion of shares of the Common Stock outstanding immediately prior to the Reverse Split into a reduced number of shares of Common Stock after giving effect to the Reverse Split will not result in the recognition of gain or loss (except in the case of cash received for fractional shares as described below). The holding period of the shares of Common Stock after giving effect to the Reverse Split will include the shareholder's holding period for the shares of Common Stock held immediately prior to the Reverse Split, provided that the shares of Common Stock were held as a capital asset. The tax basis of the shares of Common Stock after giving effect to a Reverse Split will be the same as the tax basis of the shares of Common Stock immediately prior to giving effect to the Reverse Split, reduced by the basis allocable to the receipt of cash in lieu of fractional shares described below.

      A shareholder who receives cash in lieu of fractional shares will be treated as if the Company has issued fractional shares to such shareholder and then immediately redeemed such shares for cash. Such shareholder should recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of his Common Stock allocable to such fractional shares, had they actually been issued. Such gain or loss will be a capital gain or loss if such shareholder's Common Stock was held as a capital asset and any such capital gain or loss will generally be long-term capital gain or loss to the extent such shareholder's holding period for his Common Stock exceeds 12 months.

      The decrease in the number of outstanding shares of Common Stock as a result of the Reverse Split will not produce any taxable income or gain or loss to the Company.

Recommendation

      The Board of Directors of the Company unanimously recommends that shareholders vote FOR this proposal.

                              INDEPENDENT AUDITORS

      Amper, Politziner & Mattia, P.C. ("Amper") reported on the financial statements of the Company for the fiscal year ended December 31, 2004. A representative of Amper is not expected to be present at the Annual Meeting.

Fees Paid to Independent Auditors

      Audit Fees

      The aggregate fees billed by Amper for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2004 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $124,000.

      Audit-Related Fees

      The audit-related fees billed by Amper for the year ended December 31, 2004 for assurance and related services by the Company's principal accountant for the filing of a registration statement on Form S-3, and that are not disclosed in the paragraph captions "Audit Fees" above were $15,750.

      Tax Fees

      There were no tax fees billed by Amper for the year ended December 31, 2004.

      All Other Fees

      There were no other fees billed by Amper for services rendered to the Company for the fiscal year ended December 31, 2004.

      The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit services provided by Amper in Fiscal 2004. Consistent with the Audit Committee's responsibility for engaging the Company's independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson or his or her designee has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved all the foregoing audit services and permissible non-audit services provided by Amper. The Audit Committee has considered whether the provision of services covered in the preceding two paragraphs is compatible with maintaining Amper's independence.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

      It is currently anticipated that the Company will hold its 2006 Annual Meeting of Shareholders in June 2006. Therefore, shareholders who wish to present proposals appropriate for consideration at the Company's Annual Meeting of Shareholders to be held in the year 2006 must submit the proposal in proper form to the Company at its address set forth on the first page of this Proxy Statement not later than March 1 in order for the proposition to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting. Such proposals must be presented in a manner consistent with the Company's By-laws and applicable laws. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company. After the March 1, 2006 deadline, a shareholder may present a proposal at the Company's 2006 Annual Meeting if it is submitted to the Company's secretary at the address set forth above no later than April 15, 2006. If timely submitted, the shareholder may present the proposal at the 2006 Annual Meeting but the Company is not obligated to present the matter in its proxy statement.

                                OTHER INFORMATION

      A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2004 IS BEING FURNISHED HEREWITH TO EACH SHAREHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON AUGUST 1, 2005.

      The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

                                         By order of the Board
                                         of Directors,

                                         Joseph R. Rosetti
                                         Chairman

September 6, 2005

                                                                   APPENDIX A

                                 MEDIABAY, INC.
                             AUDIT COMMITTEE CHARTER


                                     Purpose
                                     -------

      There shall be a committee of the board of directors (the "Board") to be known as the audit committee. The audit committee's purpose is to:

      (A) oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company; and

      (B) prepare an audit committee report as required by the SEC's rules to be included in the Company's annual proxy statements, or, if the Company does not file a proxy statement, in the Company's annual report filed on Form 10-K with the SEC.

                                   Composition
                                   -----------

      The audit committee shall have at least three (3) members, each of whom must meet the following conditions: (i) be independent as defined under Rule 4200(a)(15) of The Nasdaq Stock Market (except as set forth in Rule 4350
(d)(2)(B)); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (subject to the exemptions provided in Rule 10A-3(c)); (iii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including a Company's balance sheet, income statement, and cash flow statement. Additionally, at least one member of the audit committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

      The Board shall elect or appoint a chairperson of the audit committee (or, if it does not do so, the audit committee members shall elect a chairperson by vote of a majority of the full committee); the chairperson will have authority to act on behalf of the audit committee between meetings.

                     Specific Responsibilities and Authority
                     ---------------------------------------

      The specific responsibilities and authority of the audit committee shall be as follows:

      (A) be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the audit committee.

      (B) establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters;

      (C) have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties;

      (D) Receive appropriate funding from the Company, as determined by the audit committee in its capacity as a committee of the Board, for payment of: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisers employed by the audit committee; and (iii) ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties;

      (E) Ensure its receipt from the outside auditors of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1, and actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full Board take, appropriate action to oversee the independence of the outside auditor;

      (F) Report regularly to the Board;

      (G) make an annual performance evaluation of the audit committee;

      (H) review and reassess the adequacy of the audit committee's charter annually;

      (I) comply with all preapproval requirements of Section 10A(i) of the Securities Exchange Act of 1934 and all SEC rules relating to the administration by the audit committee of the auditor engagement to the extent necessary to maintain the independence of the auditor as set forth in 17 CFR Part 210.2-01(c)(7); and

      (J) make such other recommendations to the Board on such matters, within the scope of its function, as may come to its attention and which in its discretion warrant consideration by the Board.

                                    Meetings
                                    --------

      The audit committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances require. One or more meetings may be conducted in whole or in part by telephone conference call or similar means if it is impracticable to obtain the personal presence of each audit committee member. The Company shall make available to the audit committee, at its meetings and otherwise, such individuals and entities as may be designated from time to time by the audit committee, such as members of management including (but not limited to) the internal audit and accounting staff, the independent auditors, inside and outside counsel, and other individuals or entities (whether or not employed by the Company and including any corporate governance employees and individuals or entities performing internal audit services as independent contractors).

                                   Delegation
                                   ----------

      Any duties and responsibilities of the audit committee, including, but not limited to, the authority to preapprove all audit and permitted non-audit services, may be delegated to one or more members of the audit committee or a subcommittee of the audit committee.

                                  Limitations
                                  -----------

      The audit committee is responsible for the duties and responsibilities set forth in this charter, but its role is oversight and therefore it is not responsible for either the preparation of the Company's financial statements or the auditing of the Company's financial statements. The members of the audit committee are not employees of the Company and may not be accountants or auditors by profession or experts in accounting or auditing. Management has the responsibility for preparing the financial statements and implementing internal controls and the independent auditors have the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls, subject, in each case, to the oversight of the audit committee described in this charter. The review of the financial statements by the audit committee is not of the same character or quality as the audit performed by the independent auditors. The oversight exercised by the audit committee is not a guarantee that the financial statements will be free from mistake or fraud. In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible in order to best react to a changing environment.

                                 MEDIABAY, INC.
                         2 Ridgedale Avenue - Suite 300
                         Cedar Knolls, New Jersey 07297

             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                            THURSDAY, OCTOBER 6, 2005
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints JEFFREY DITTUS, PATRICIA CAMPBELL and ROBERT TORO and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Shareholders of MediaBay, Inc. (the "Company") on Thursday, October 6, 2005, at the Company's offices located at 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1. ELECTION OF CLASS II DIRECTORS:

   |_| FOR all nominees listed below  |_| WITHHOLD AUTHORITY (except as marked
       to the contrary below).            to vote for all nominees listed below.

                   Jeffrey A. Dittus and Robert B. Montgomery

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

--------------------------------------------------------------------------------
                                    (Continued and to be signed on reverse side)

2. Proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding shares of Common Stock.

          |_|    FOR           |_|    AGAINST         |_|    ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED ABOVE.

DATED: __________________, 2005

                                     Please sign exactly as name appears hereon.
                                     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                     -------------------------------------------
                                          Signature

                                     -------------------------------------------
                                          Signature if held jointly

Please mark, sign, date and return this proxy card using the enclosed envelop